Exhibit No. 99.1
A message to our shareholders:
We are pleased to share our operating results with you through the six months ended June 30, 2006. UHB had a record setting quarter with pre-tax income of $3.1 million. This represents an increase of 16% from the first quarter of 2006. Pre-tax income for the quarter increased by $2.4 million, or 325% from the same period one year ago. Our annualized return on average assets was 1.13% for the 2nd quarter of 2006 compared to .34% for the 2nd quarter of 2005.
Total assets have increased by $156 million from June 30, 2005 through June 30, 2006. Loan quality remains extremely strong with total non-performing loans at only .005% of total assets.
We are especially pleased with the continued progress being made with our 2006 retail banking initiative. Our non-interest income has increased by 26% from the 2nd quarter of 2005. Our branch network is seeking opportunities to increase our average product per household. We will be introducing and developing new product offerings for our customer base.
United Heritage Bank will open two new banking offices later this year. Our Ocoee branch will be located at 11101 West Colonial Drive (at Maguire) and our Princeton branch will be located at the corner of Princeton Street and Highway 441 in Orlando. We believe that these offices will allow us to further expand our presence in the vibrant West Orange and College Park markets. We are also continuing to look for long term branch options in the South Orlando and Winter Garden markets. During 2007, we intend to finalize a branch location in Altamonte Springs, which will complete our Seminole County network
As always, we welcome your input and thank you for your support. Please let us know how we can assist you with any additional banking services.
Best regards,
Dave Powers
President & CEO

UNITED HERITAGE BANKSHARES OF FLORIDA, Inc.
Condensed Consolidated Balance Sheets (unaudited)
($in thousands)

	At June 30,
	2006	2005
Assets

Cash and due from banks	$14,537	$22,231
Interest-earning demand deposits in other banks	—	11,792
Federal funds sold	130,703	125,915

Total cash and cash equivalents	145,240	159,938

Securities available for sale	155,309	117,879
Securities held to maturity	30,990	3,534

Loans, net of allowance for loan losses of $4,975 and $3,744	392,400	292,825

Other assets	18,138	11,827

Total assets	$742,077	$586,003

Liabilities and Shareholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$110,340	$84,156
Savings, NOW and money-market deposits	244,730	221,337
Time deposits	273,740	219,284

Total deposits	628,810	524,777

Borrowings	50,719	4,340
Other liabilities	1,558	983

Total liabilities	681,087	530,100

Total shareholders’ equity	60,990	55,903

Total liabilities and shareholders’ equity	$742,077	$586,003

Condensed Consolidated Income Statements (unaudited)
($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net interest income	$6,213	3,756	12,189	6,977
Provision for loan losses	$95	491	395	677
Net interest income after provision	$6,118	3,265	11,794	6,300
Noninterest income	$258	205	491	362
Noninterest expenses	$3,256	2,736	6,471	5,070
Income before income taxes	$3,120	734	5,814	1,592
Income tax	$1,120	278	2,100	610
Net income	$2,000	456	3,714	982

Basic earnings per share	$.41	.09	.76	.24

Diluted earnings per share	$.40	.09	.74	.23